(h)(11)(b)

      AMENDMENT NO. 1 TO THE TRANSFER AGENCY AGREEMENT


     AGREEMENT made by and between Alliance Global Investor Services, Inc. ("AGIS") and Sanford C. Bernstein Fund, Inc. (the "Fund").

     WHEREAS, AGIS and the Fund are parties to a Transfer Agency Agreement dated as of February 1, 2002 for the provision of services for the Fund's series (each, a "Portfolio") listed on Schedule I attached to the Transfer Agency Agreement;

     WHEREAS, effective on or about February 26, 2003, the names of the classes of the Portfolios currently listed on Schedule I to the Transfer Agency Agreement will be redesignated and new classes of shares (collectively with the classes to be redesignated, the "Retail Classes") of the Short Duration Plus Portfolio will become subject to the Transfer Agency Agreement; and

     WHEREAS, AGIS and the Fund desire to amend Schedule I to the Transfer Agency Agreement to (1) update the names of the Retail Classes of the Portfolios currently listed on Schedule I; and (2) add the Retail Classes of the Short Duration Plus Portfolio to Schedule I;

     NOW, THEREFORE, in consideration of the premises and covenants contained herein, AGIS and the Fund hereby agree as follows:

     In accordance with Section 28 of the Transfer Agency Agreement, Schedule I to the Transfer Agency Agreement is deleted in its entirety and replaced by
Schedule I attached hereto.

     IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative as of the 26th day of February, 2003.

                           SANFORD C. BERNSTEIN FUND, INC.

                           By: /s/ Edmund P. Bergan, Jr.
                               ------------------------------
                                    Edmund P. Bergan, Jr.
                                    Secretary


                           ALLIANCE GLOBAL INVESTOR SERVICES, INC.

                           By: /s/ Edmund P. Bergan, Jr.
                               --------------------------------
                                    Edmund P. Bergan, Jr.
                                    Senior Vice President and General Counsel

                                                                      SCHEDULE I

New York Municipal Portfolio

AllianceBernstein Intermediate New York Municipal Class A shares
AllianceBernstein Intermediate New York Municipal Class B shares
AllianceBernstein Intermediate New York Municipal Class C shares


California Municipal Portfolio

AllianceBernstein Intermediate California Municipal Class A shares AllianceBernstein Intermediate California Municipal Class B shares AllianceBernstein Intermediate California Municipal Class C shares


Diversified Municipal Portfolio

AllianceBernstein Intermediate Diversified Municipal Class A shares AllianceBernstein Intermediate Diversified Municipal Class B shares AllianceBernstein Intermediate Diversified Municipal Class C shares


Short Duration Plus Portfolio

AllianceBernstein Short Duration Plus Class A shares
AllianceBernstein Short Duration Plus Class B shares
AllianceBernstein Short Duration Plus Class C shares